Exhibit 5.1

[On Snell & Wilmer Letterhead.]

August 9, 2018

NeoGenomics, Inc.
12701 Commonwealth Drive, Suite 9
Fort Myers, Florida 33913

Re:    Prospectus Supplement

Ladies and Gentlemen:
We have acted as your special counsel in connection with the Registration Statement on Form S-3 (File No. 333-212099) filed by NeoGenomics, Inc., a Nevada corporation (the “Company”) with the Securities and Exchange Commission on June 17, 2016 and declared effective on June 28, 2016 (the “Registration Statement”) and the related prospectus supplement dated August 9, 2018 (the “Supplement”) relating to the registration of (i) 9,800,000 shares of the Company’s common stock, par value $0.001 per share, to be sold by the sales agent described in the Supplement; and (ii) an option granted to the sales agent to purchase up to an additional 1,470,000 shares of the Company’s common stock, par value $0.001 per share (all collectively, the “Shares”). Capitalized terms used in this letter which are not otherwise defined shall have the meanings given to such terms in the Registration Statement or Supplement.
You have requested our opinion as to the matters set forth below in connection with the Supplement. For purposes of rendering this opinion, we have examined the Registration Statement, the Supplement, the Company’s articles of incorporation, as amended, and amended and restated bylaws, as amended, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied upon certificates made by officers of the Company. In rendering our opinion, in addition to the assumptions that are customary in opinion letters of this kind, we have assumed the genuineness of signatures on the documents we have examined, the legal capacity and authority of the persons signing the documents we have examined, the truth and accuracy of all representations and warranties, that the issuance and sale of the Shares from time to time will be duly authorized and established by proper action of the Company, that the Registration Statement and any prospectus have become effective and have been properly filed, the conformity to authentic documents of all documents submitted to us as copies, and that the Company will have sufficient authorized and unissued shares of common stock available with respect to any Shares issued after the date of this letter. We have not verified any of these assumptions.

NeoGenomics, Inc.
August 9, 2018

This opinion is rendered as of the date of this letter and is limited to matters of Nevada corporate law, including applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws. We express no opinion as to the laws of any other state, the federal law of the United States, or the effect of any federal or state securities laws.
Based upon and subject to the foregoing, it is our opinion that the Shares are duly authorized for issuance by the Company and, when issued and paid for as described in the Registration Statement and Supplement, will be validly issued, fully paid, and nonassessable.
We consent to the filing of this opinion as an exhibit to the Supplement and to the reference to this firm in the related Prospectus under the caption “Legal Matters.” In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations under such act.
Very truly yours,
/s/Snell & Wilmer L.L.P.
Snell & Wilmer L.L.P.